THE AES CORPORATION                                                   EXHIBIT 11

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
FOR THE PERIODS ENDED JUNE 30, 1997 AND 1998

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                                                                     THREE        THREE          SIX           SIX
                                                                     MONTHS       MONTHS        MONTHS        MONTHS
                                                                     ENDED        ENDED         ENDED         ENDED
                                                                    6/30/97      6/30/98       6/30/97       6/30/98
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          ($ in millions, except per share amounts)
BASIC
    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                        163.4             175.6             159.5             175.4
                                                                       -------           -------           -------           -------

    NET INCOME                                                         $    42           $    71           $    82           $   136
                                                                       =======           =======           =======           =======

    PER SHARE AMOUNT                                                   $  0.26           $  0.41           $  0.51           $  0.77
                                                                       =======           =======           =======           =======

DILUTED
Weighted Average Number of Shares
   of Common Stock Outstanding                                           163.4             175.6             159.5             175.4

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price                                        4.3               4.7               4.2               4.6

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                                                0.3               0.3               0.3               0.3

Effect of Tecons - Based on
   the If-Converted Method                                                 0.0               6.9               0.0               6.9
                                                                       -------           -------           -------           -------

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                        168.0             187.5             164.0             187.2
                                                                       =======           =======           =======           =======

    NET INCOME                                                         $    42           $    71           $    82           $   136
Additional Contribution to Net Income if
  Tecons is fully converted                                                  0                 3                 0                 5
                                                                       -------           -------           -------           -------
    ADJUSTED NET INCOME                                                $    42           $    74           $    82           $   141
                                                                       =======           =======           =======           =======

    PER SHARE AMOUNT                                                   $  0.25           $  0.39           $  0.50           $  0.75
                                                                       =======           =======           =======           =======
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